EXHIBIT 21

GRAYBAR ELECTRIC COMPANY, INC.

LIST OF SUBSIDIARIES

Graybar International, Inc., a Missouri corporation

Graybar Financial Services, Inc. a Missouri corporation

Graybar Electric Limited, a Nova Scotia corporation

Graybar Canada Limited, a Nova Scotia corporation

Graybar Services, Inc. an Illinois corporation

Distribution Associates, Inc. a Missouri corporation

Graybar Business Services, Inc., a Missouri corporation

Graybar Electric Canada Limited, a Nova Scotia corporation

Graybar Commerce Corporation, a Delaware corporation

Commonwealth Controls Corporation, a Missouri corporation

Graybar Newfoundland Limited, a Newfoundland and Labrador corporation